AMENDMENT NO. 1
TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT dated as of February 19, 2015, by and between the Sub-adviser and the Adviser (the "Agreement") hereby amends the Agreement as follows, effective May 18, 2016.

The following is added as the penultimate sentence in the last paragraph of Section 5 of the Agreement.

Additionally, the Sub-Adviser agrees that the Sub-Adviser shall be responsible for reasonable expenses incurred by the Fund or Adviser in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-adviser to which neither the Fund nor the Adviser is a party.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be duly executed by their duly authorized officers, all on the day and year first set forth above.

OLIVE STREET INVESTMENT ADVISERS, LLC
(the Adviser)

By: /s/ William Fiala
Name:           William Fiala
Title:             Vice President

VAUGHAN NELSON INVESTMENT MANAGEMENT, LP
(the Sub-Adviser)

By: /s/ Chris Wallis
Name:           Chris Wallis
Title:             Chief Executive Officer